EXHIBIT 10.3

Execution Version
CALPINE CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”) is hereby entered into as of August 29, 2018, by and between Calpine Corporation (the “Company”) and Zamir Rauf (“Executive”) (hereinafter collectively referred to as “the parties”) and shall be effective from and after March 8, 2018 (the “Effective Date”).
W I T N E S S E T H :
WHEREAS, the Executive currently serves as Executive Vice President and Chief Financial Officer of the Company; and
WHEREAS, the Executive and the Company mutually desire enter into an employment agreement and, in connection therewith, provide for the continued services and employment of the Executive by the Company on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.
Term. The initial term of this Agreement shall be for the period commencing on the Effective Date and ending, subject to earlier termination as set forth in Section 6, on the fifth (5th) anniversary of the Effective Date (the “Employment Term”); provided that, on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date.

2.	Employment. During the Employment Term:

(a)	Executive shall continue to be employed as Executive Vice President and Chief Financial Officer of the Company.

(b)
Executive shall report directly to the President and Chief Executive Officer. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. Unless otherwise consented to by Executive, Executive’s principal place of employment shall be at the Company’s headquarters in Houston, Texas.

(c)
Executive shall devote substantially full-time attention to the business and affairs of the Company. Executive may serve on the boards of directors of other companies, subject to the approval of the board of directors of the Company (the “Board of Directors”) (which approval shall be deemed given in respect of service on boards on which Executive serves as of the Effective Date), and may serve on civic or charitable boards or committees. Executive may manage personal and family investments, participate in industry or charitable organizations and otherwise engage in charitable activities and deliver lectures at educational institutions, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

3.	Annual Compensation.

(a)
Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of $656,103.16 per annum or such increased amount, as increased annually commensurate with pay increases made to other executive vice presidents of the Company in the normal course. Such base salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such base salary shall be reviewed at least annually by the Board of Directors or, if applicable, the Compensation Committee of the Board of Directors (the “Committee”), and may be increased in the sole discretion of the Board of Directors or, if applicable, the Committee, but not decreased (any base salary as in effect on the applicable date, the “Base Salary”).

(b)
Incentive Compensation. For each fiscal year of the Company ending during the Employment Term, Executive shall be eligible to receive a target annual cash bonus of 90% of the Base Salary (the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Base Salary, as recommended and approved by the Board of Directors or, if applicable, the Committee, if the Company and Executive, as applicable, achieve reasonable performance targets set by the Board of Directors or, if applicable, the Committee in consultation with Executive in a manner substantially consistent with current practice. (Such annual cash bonus is referred to as “Incentive Compensation”.) Incentive Compensation shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved.

4.
Class B Interests. On, or as soon as reasonably practicable after the Effective Date, CPN Management, LP, a Delaware limited partnership (the “Partnership”), shall grant to Executive an award of Class B Interests (as defined in the Amended and Restated Limited Partnership Agreement of CPN Management, LP, dated and effective as of March 8, 2018 (as it may be amended, modified or supplemented from time to time, the “LP Agreement”)), which shall, except as provided in Section 8(e)(iv) herein, be governed by the terms and conditions of an award agreement substantially in the form attached hereto as Exhibit A (the “Award Agreement”).

5.	Other Benefits.

(a)
Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to executives and employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, to the extent Executive is eligible under the terms of such plans, practices and programs. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

(b)
Executive Benefits. During the Employment Term, Executive shall be entitled to participate in all executive benefit and incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to senior executives of the Company including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.

(c)
Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

(d)
Office and Facilities. During the Employment Term, Executive shall be provided with an appropriate office at the Company’s headquarters, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of Executive’s duties hereunder.

(e)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of Executive’s employment under this Agreement, pursuant to the following:

(i)
Executive shall be entitled to 30 days of vacation per year in accordance with the vacation policies of the Company as in effect from time to time; vacation must be taken at such time or times as approved by the Board of Directors; and

(ii)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.

6.	Termination. The Employment Term and Executive’s employment hereunder may be terminated under the circumstances set forth below.

(a)
Disability. The Company may terminate Executive’s employment, on written notice to Executive after having reasonably established Executive’s Disability. For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or is reasonably expected to last for a continuous period of not less than twelve (12) months, Executive is unable to perform the core functions of Executive’s position (with or without reasonable accommodation) for a period of six (6) consecutive months or more, or is receiving income replacement benefits, for a period of six (6) consecutive months or more under an accident and health plan covering employees of the Company. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly‑situated executives. If any question shall arise as to whether, during any period Executive is disabled so as to be unable to perform the core functions of Executive’s then existing position with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, to whom Executive or Executive’s guardian has no reasonable objection, as to whether Executive is so disabled and how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing in this Section 6(a) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1933, 29 U.S.C. ss.2601 et seq. and the Americans With Disabilities Act, 424 S.C. ss.12101 et seq.

(b)	Death. Executive’s employment shall be terminated as of the date of Executive’s death.

(c)
Cause. The Company may terminate Executive’s employment for “Cause,” effective as of the date of the Notice of Termination (as defined in Section 7 below). “Cause” shall mean, for purposes of this Agreement: (a) Executive’s act of fraud, dishonesty, misappropriation, or embezzlement with respect to the Company; (b) Executive’s conviction of, or plea of guilty or no contest to, any felony; (c) Executive’s violation of the Company’s drug policy or anti-harassment policy; (d) Executive’s admission of liability of, or finding by a court or the U.S. Securities and Exchange Commission (or a similar agency of any applicable state) of liability for, the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature). As used herein, the term “Securities Laws” means any Federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; (e) Executive’s failure after reasonable prior written notice from the Company to comply with any valid and legal directive of the Board of Directors that is not remedied within thirty (30) days of Executive being provided written notice thereof from the Company or Executive’s willful gross negligence in performance, or willful non-performance, of any of Executive’s duties and responsibilities with respect to the Company that is not remedied within thirty (30) days of Executive being provided written notice thereof from the Company; or (f) other than as provided in clauses (a) through (e) above, Executive’s material breach of any material provision of this Agreement that is not remedied within thirty (30) days of Executive being provided written notice thereof. Executive shall not have acted, and shall not be deemed for purposes of this Agreement to have acted, in a “willful” manner if Executive acted, or failed to act, in a manner that he believed in good faith to be in, or not opposed to, the best interests of the Company.

(d)
Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 7 below) not less than sixty (60) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating

Executive’s duties and responsibilities prior to the expiration of such sixty‑day notice period.

(e)
Good Reason. Executive may terminate employment with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined in Section 7 below) not less than sixty (60) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such sixty‑day notice period. For purposes of this Agreement, “Good Reason” means any of the following, in each case only if it occurs when Executive is employed by the Company and then only if not consented to by Executive in writing: (a) assignment of a position that is of a lesser rank than held by Executive prior to the assignment and that results in Executive ceasing to be Executive Vice President and Chief Financial Officer; (b) a diminution of Executive’s duties or responsibilities; (c) the assignment of duties inconsistent with Executive’s title or responsibilities; (d) failure to cause a successor to the Company’s business or substantially all of the Company’s assets to assume this Agreement; (e) a material reduction in such Executive’s Base Salary or Target Bonus (including an adverse change in performance criteria or a decrease in ultimate Target Bonus opportunity); or (f) any change of more than thirty (30) miles in the location of the principal place of employment of Executive immediately prior to the effective date of such change. For purposes of this definition, none of the actions described in clauses (a), (b) and (c) above shall constitute “Good Reason” with respect to Executive if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (a) through (e) above on the sixtieth (60th) day following the later of the occurrence of such action or Executive’s knowledge thereof, unless such Executive has given the Company written notice thereof prior to such date.

(f)
Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination (as defined in Section 7 below) not less than sixty (60) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such sixty‑day notice period.

The “Termination Date” shall mean the date on which Executive’s employment with the Company terminates for any reason.

7.
Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

8.
Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the benefits described in this Section 8. The benefits described in this Section 8 shall be in lieu of and not in addition to any benefits Executive may become entitled to under any of the Company’s severance plans or policies as in effect from time to time. For the avoidance of doubt, Executive shall not be eligible to participate in the Calpine Corporation Change in Control and Severance Benefits Plan, as amended from time to time (the “Severance Plan”).

(a)
Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the Termination Date, including:

(i)	any accrued and unpaid Base Salary;

(ii)	any Incentive Compensation earned but unpaid in respect of any completed fiscal year preceding the Termination Date;

(iii)
reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date; and

(iv)	any accrued and unpaid vacation pay; (the foregoing items in Sections 8(a)(i) through 8(a)(iv) being collectively referred to as the “Accrued Compensation”).

(b)	Termination by the Company for Disability or by Reason of Death. If Executive’s employment is terminated by the Company for Disability, the Company shall pay

Executive (or, if Executive’s employment is terminated by reason of Executive’s death, Executive’s beneficiaries or estate):

(i)	the Accrued Compensation;

(ii)
an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s Termination Date occurs, had Executive continued in employment until the end of such fiscal year, which amount shall be determined based on the Company’s actual performance for such year relative to the target performance goals applicable to Executive and shall be paid at the time it would otherwise have become payable; and

(iii)
the Company shall provide Executive (or, if Executive’s employment is terminated by reason of Executive’s death, Executive’s dependents) a monthly payment for the remainder of the Employment Term, paid pursuant to the Company’s payroll practices in effect at such time, equal to (a) the full monthly premiums paid by other former employees of the Company for continuation coverage under any health, medical, dental, vision and life insurance programs or policies in which Executive participated as of immediately prior to Executive’s Termination Date, plus (b) such additional amounts as are necessary to ensure receipt by the Executive of the full amount described in (a) after application of all federal income (assuming the maximum federal income tax rate) and employment taxes imposed upon the amount described in (a) (each monthly payment that is the sum of (a) and (b), an “Additional Payment”).

(c)
Termination by the Company Without Cause, by Executive for Good Reason or a Non-Renewal of the Agreement Following March 8, 2020 Other Than in Connection With a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause, by Executive for Good Reason, or on account of a non-renewal of the Agreement by the Company in accordance with Section 1, in each case following March 8, 2020 and other than in the circumstances described in Section 8(f) then, subject to Section 15(e), Executive shall be entitled to the benefits provided in this Section 8(c):

(i)	the Company shall pay to Executive the Accrued Compensation;

(ii)
the Company shall pay to Executive an amount equal to the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which the Termination Date occurs, had Executive continued in employment until the end of such fiscal year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive, shall be multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the Termination Date and (B) the denominator of which is 365 (the “Pro-Rata Bonus”), which shall be payable at such time as the Company pays annual bonuses for the year in which the Termination Date occurs, but in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved;

(iii)
the Company shall pay to Executive as severance pay and in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the Termination Date, an amount in cash, which amount shall be payable in a lump sum payment within seventy (70) days following such termination (subject to Section 12), equal to one and one-half (1.5) times the sum of (A) Executive’s highest Base Salary in the three (3) years preceding the Termination Date and (B) the Target Bonus with respect to the year of termination;

(iv)	payment of the Additional Payment on a monthly basis for a period of eighteen (18) months following the Termination Date, paid pursuant to the Company’s payroll practices in effect at such time; and

(v)	outplacement services at the Company’s expense for a period of eighteen (18) months following the Termination Date.

(d)
Termination by the Company Without Cause or by Executive for Good Reason On or Prior to March 8, 2020 Other Than in Connection with a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason on or prior to March 8, 2020, in each case other than in the circumstances described in Section 8(f), then Executive shall be entitled to the benefits provided in this Section 8(d):

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)
the Company shall pay to Executive the Pro-Rata Bonus, which shall be payable at such time as the Company pays annual bonuses for the year in which the Termination Date occurs, but in no event later than the 15th day of the third month following the end of the taxable year (of the Company or

Executive, whichever is later) in which the performance targets have been achieved;

(iii)
the Company shall pay Executive as severance pay and in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the Termination Date, an amount in cash, which amount shall be payable in a lump sum payment within seventy (70) days following such termination (subject to Section 12), equal to three (3) times the sum of (A) Executive’s highest Base Salary in the three (3) years preceding Executive’s Termination Date and (B) the Target Bonus with respect to the year of termination, or 2018, if higher; and

(iv)	payment of the Additional Payment on a monthly basis for a period of thirty-six (36) months following the Termination Date, paid pursuant to the Company’s payroll practices in effect at such time; and

(v)	outplacement services at the Company’s expense for a period of eighteen (18) months following Executive’s Termination Date.

(e)
Termination due to Executive’s Retirement. If Executive’s employment terminates for any reason following the fifth (5th) anniversary of the Effective Date, Executive shall be entitled to the benefits provided in this Section 8(e), without duplication of any other amounts payable pursuant to this Section 8:

(i)	the Company shall pay to Executive the Accrued Compensation;

(ii)
the Company shall pay to Executive the Pro-Rata Bonus, which shall be payable at such time as the Company pays annual bonuses for the year in which the Termination Date occurs, but in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved;

(iii)	payment of the Additional Payment on a monthly basis for a period of eighteen (18) months following the Termination Date, paid pursuant to the Company’s payroll practices in effect at such time;

(iv)
upon Executive’s election, the Partnership and/or the Company’s exercise of the Partnership Redemption Right (as defined in the LP Agreement) and/or the Calpine Repurchase Right (as defined in the LP Agreement), respectively, and/or any other applicable call right in favor of the Partnership and/or the Company that may be applicable to vested Class B Interests under the plans, documents and agreements governing such interests shall be subject to Executive’s consent, which may be withheld in Executive’s absolute discretion.

(f)
Termination by the Company Without Cause, by Executive for Good Reason or a Non-Renewal of the Agreement in Connection With a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause, by Executive for Good Reason or on account of a non-renewal of the Agreement by the Company in accordance with Section 1, in each case within twenty-four (24) months following a Change in Control that occurs following the date of this Agreement or within nine (9) months prior to a Change in Control that occurs following the date of this Agreement, then in lieu of the amounts due under Section 8(c) or Section 8(d) above, Executive shall be entitled to the benefits provided in this Section 8(f).

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)
the Company shall pay to Executive the Pro-Rata Bonus, which shall be payable at such time as the Company pays annual bonuses for the year in which the Termination Date occurs, but in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved;

(iii)
the Company shall pay Executive as severance pay and in lieu of any further Base Salary or other compensation and benefits for periods subsequent to the Termination Date, an amount in cash, which amount shall be payable in a lump sum payment within seventy (70) days following such termination (subject to Section 12), equal to three (3) times the sum of (A) Executive’s highest Base Salary in the three (3) years preceding Executive’s Termination Date and (B) the Target Bonus with respect to the year of termination, or the year of the Change in Control, if higher (the amount of such lump sum payment, the “CIC Severance”); provided that, if Executive is terminated within nine (9) months prior to a Change in Control under the circumstances described in this Section 8(f), the Company shall pay Executive an amount in cash, which amount shall be payable in a lump sum payment within seventy (70) days following such Change in Control (subject to Section 12), equal to the excess of (y) the CIC Severance over (z) the amount the Company previously paid to Executive pursuant to Section 8(c)(iii) or Section 8(d)(iii), as applicable;

(iv)	payment of the Additional Payment on a monthly basis for a period of thirty-six (36) months following the Termination Date, paid pursuant to the Company’s payroll practices in effect at such time; and

(v)	outplacement services at the Company’s expense for a period of eighteen (18) months following Executive’s Termination Date.

(g)
No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Section 8 by seeking other employment or otherwise and, except as provided in Section 8(c)(iv), Section 8(d)(iv), Section 8(e)(iii) or Section 8(f)(iv) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

9.	Change in Control.

(a)
“Change in Control” shall be defined as in the Award Agreement. Notwithstanding the foregoing, for purposes of an award or element of compensation that provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued thereunder, to the extent the impact of a Change in Control on such compensation would subject Executive to additional taxes under Code Section 409A, a Change in Control for purposes of such compensation will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Code Section 409A, as applied to the Company.

10.	Section 280G.

(a)
The Company shall pay to or for the benefit of Executive, at the time specified in this Section 10(a) an additional amount (the “Gross-up Payment”) such that the net after‑tax amount of the Gross-Up Payment retained by Executive, after deduction of any Excise Tax (as defined below) and any federal and state and local taxes imposed on the Gross-Up Payment itself, shall be equal to the Excise Tax imposed on the 280G Payments (as defined below) if:

(i)
there is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (in each case, within the meaning of Section 280G of the Code and the regulations thereunder);

(ii)	immediately before the change described in Section 10(a)(i), the stock in the Company was readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations thereunder); and

(iii)
it is determined that any payments, rights or benefits, or the lapse or termination of any restriction, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or with any person affiliated with the Company, or with any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or with any affiliate of such person, and whether or not the Executive’s employment has then terminated (collectively, the “280G Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”).

The Gross-Up Payment shall be paid to or for the benefit of Executive no later than fifteen (15) business days prior to the date by which Executive is required to pay the Excise Tax or any portion thereof to any federal, state or local taxing authority, without regard to extensions, subject to the terms of this Section 10.

(b)
For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is made, net of the maximum reduction in federal income taxes, if any, which could be obtained from deduction of such state and local taxes. For the avoidance of doubt, the intent of the Gross-Up Payment is solely to make the imposition of the Excise Tax tax‑neutral for Executive.

(c)
Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations required to be made under this Section 10 relating to the Gross-Up Payment, including whether and when a Gross‑Up Payment is required and the amount of such Gross‑Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or a consulting firm as may be designated by the Company and that is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change in Control (the “Accountants”), which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Accountants will be borne by the Company. Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (i) the initial amount of any Gross-Up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and Executive.

(d)
In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction, with the amount of such repayment determined by the Accountants; provided, however, that if the Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Exchange Act, repayment shall not be required. In the event that the Excise Tax is determined by the Accountants to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross‑Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(e)
Executive shall notify the Company of any audit or review by the IRS of Executive’s federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of Executive’s receipt of notification of such audit or review. Executive shall not pay any IRS claim resulting from any such audit or review prior to the expiration of the thirty (30)-day period following the date on which he gives notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)
permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an after-tax basis, and shall hold Executive harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to with such contested amount is claimed to be due is limited solely to such contested amount. The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 10(e), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this Section 10(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, that if the Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Exchange Act, repayment shall not be required. If, after receipt by Executive of an amount advanced by the Company pursuant to this Section 10(e), a determination is made that the Executive shall not be entitled to any refund with respect to any such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)
If, other than in the circumstances described in Section 10(a), it is determined that any of the 280G Payments would be subject to the Excise Tax, then, to the extent necessary to make such portion of the 280G Payments not subject to the Excise Tax (and after taking into account any reduction in the 280G Payments provided by reason of Section 280G of the Code under any other plan, arrangement or agreement), the portion of the 280G Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other 280G Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before noncash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such 280G Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced 280G Payments and after taking into account any phase out of itemized deductions and personal exemptions attributable to such reduced 280G Payments) is greater than or equal to (ii) the net amount of such 280G Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such 280G Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced 280G Payments and after taking into account any phase out of itemized deductions and personal exemptions attributable to such unreduced 280G Payments).

11.
Clawback. To the extent required by applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities Exchange Commission rule or any applicable securities exchange listing standards, amounts paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s), which clawback may include forfeiture, repurchase and/or recoupment of amounts paid or payable hereunder.

12.	Section 409A.

(a)
To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A and this Agreement will be administered and interpreted in a manner consistent with this intent. Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, Executive shall not be deemed to have had a termination of employment unless Executive has incurred a separation from service from the Company within the meaning of Code Section 409A and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, payments under this Agreement that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period. In addition, for purposes of this Agreement, each amount to be paid and each installment payment shall be construed as a separate identified payment for purposes of Code Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.

13.
Affirmation of Restrictive Covenants. In entering into this Agreement, Executive expressly acknowledges and agrees that he is bound by those restrictions set forth in that certain Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) dated August 29, 2018, by and between Executive and the Company, which such restrictions Executive acknowledges and agrees are reasonable and enforceable in all respects. Employee expressly covenants to abide by the covenants set forth in the Restrictive Covenant Agreement, which such provisions are herein incorporated by reference.

14.
Representations and Warranties by Executive. Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

15.	Miscellaneous.

(a)	Successors and Assigns.

(i)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(ii)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)
Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination as defined in Section 7) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Legal Officer of the Company. All notices to Executive shall be delivered to him at the address on record with the Company with a copy to Arthur Kohn, Esq., Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, 37th Floor, New York, NY 10006. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(c)
Indemnification, D&O Coverage. The Company shall indemnify Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates (“Proceeding”). Such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company and shall inure to the benefit of his heirs, executors and administrators. Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by him in connection with any such Proceeding, any such advancement to be made within 15 days after Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by Executive to repay the amounts advanced to the extent that he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement or elsewhere shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Executive would otherwise have (including, without limitation, by agreement or under applicable law). Executive shall be covered during the Employment Term and thereafter for as long as any executive is covered (but in no event for less than six (6) years) by officer and director liability insurance, in amounts and on terms no less favorable than those in effect on the Effective Date, which insurance shall be paid by the Company.

(d)
Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(e)
Release of Claims. The termination benefits described in Section 8(c), Section 8(d) and Section 8(f) of this Agreement shall be paid on the sixtieth (60th) day following termination of employment (except as otherwise specified in the applicable section); provided, however, that in each case Executive shall have delivered to the Company and not revoked a signed release of claims in the form of Exhibit B hereto and any applicable revocation period shall have expired within sixty (60) days following Executive’s Termination Date; provided further, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 15(c) of this Agreement.

(f)
Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(g)	Attorneys’ Fees and Professional Fees. The Company shall pay all reasonable legal and consulting fees and related expenses, up to a maximum amount of $35,000,

incurred by Executive in connection with the negotiation of this Agreement. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements. The Company shall pay, at least monthly, all costs and expenses, including without limitation attorneys’ fees and disbursements, of the Company and Executive in connection with any legal proceeding or other action, whether or not instituted by the Company or the Executive, relating to the enforcement of any of the provisions of this Agreement, or the obtaining of money damages for the breach thereof; provided that, if the Company prevails (as affirmatively determined by the judge or other decision maker presiding over the proceeding) on each and every material issue, then the Executive shall pay his own costs and expenses and promptly (and in no event more than 60 days after demand therefor by the Company) return to the Company any amounts previously paid by the Company under this sentence.

(h)
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(i)
Dispute Resolution; Venue. The exclusive venue for any disputes arising under this Agreement shall be the state or federal courts located in Harris County in the State of Texas, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH COMPANY OR THE TERMINATION THEREOF.

(j)
No Conflicts. Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.

(k)
Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity, legality or enforceability of the other provisions hereof.

(l)
Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, including the Severance Plan, as well as any prior understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. The Executive acknowledges that no representations, warranties, promises, covenants, agreements or obligations, oral or written, have been made other than those expressly stated herein, and that he has not relied on any other representations, warranties, promises, covenants, agreements or obligations in signing this Agreement. For the avoidance of doubt, if there is a conflict between this Agreement and the terms and provisions of the agreements pursuant to which the Class B Interests were granted, this Agreement shall control.

(m)
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of August 29, 2018, and this Agreement shall be effective from and after the Effective Date.

CALPINE CORPORATION

By:	/s/ W. THADDEUS MILLER
Name:	W. Thaddeus Miller
Title:	Executive Vice Chairman, Chief Legal Officer & Secretary

EXECUTIVE

By:	/s/ ZAMIR RAUF
Name:	Zamir Rauf

AGREED AND ACKNOWLEDGED:

CPN MANAGEMENT, LP

By:	Volt Parent GP, LLC,
its general partner

By:	Energy Capital Partners III, LLC,
its managing member

By:	ECP ControlCo, LLC,
its managing member

By:	/s/ TYLER REEDER
Name:	Tyler Reeder
Title:	Managing Member

[Signature Page to Rauf Employment Agreement]

EXHIBIT A
[CLASS B INTEREST AWARD AGREEMENT]

Execution Version

CPN MANAGEMENT, LP 717 TEXAS AVENUE SUITE 100 HOUSTON, TEXAS 77002
[Date]

[Employee address]

Re:	Award of Class B Interest in CPN Management, LP
Dear Sir/Madam:
Reference is made to that certain Second Amended and Restated Limited Partnership Agreement of CPN Management, LP, a Delaware limited partnership (“CPN Management”), dated and effective as of August 29, 2018 (as it may be amended, modified or supplemented from time to time, the “CPN Management LP Agreement”), a copy of which is attached as Exhibit A hereto. Capitalized terms used but not otherwise defined in this letter agreement (this “Award Agreement”) shall have the meanings set forth in the CPN Management LP Agreement (unless otherwise stated herein).
This Award Agreement sets forth the understanding between CPN Management and [______] (the “Employee”), an employee of Calpine Corporation, a Delaware corporation and a wholly owned subsidiary of CPN Management (“Calpine”), or one of its subsidiaries, regarding the terms and conditions under which CPN Management shall grant the Employee an award of a Class B Interest. Such Class B Interest shall entitle the Employee to share in the profits, losses and distributions of CPN Management to the extent set forth in the CPN Management LP Agreement. The Employee shall be entitled to such other rights, and shall be subject to such obligations, associated with such Class B Interest as are provided in the CPN Management LP Agreement.
1.Award of Class B Interest to the Employee.
(a)As of [_____________] (the “Date of Grant”), CPN Management hereby awards a Class B Interest to the Employee as set forth in the following table with a Benchmark Component of $5,452,861,009 (the “Class B Interest”). The Award shall be subject to the terms and conditions of the CPN Management LP Agreement and this Award Agreement. Subject to the Employee’s continuous provision of services to Calpine or any of its subsidiaries through each applicable vesting date, the Award shall vest in accordance with the vesting schedule set forth in the following table.

Total Class B Interest subject to vesting (as of the Date of Grant)	Incremental Vesting of Award (as of annual vesting dates)
[ ], 2018: [ ]%	March 8, 2019: 20% March 8, 2020: 20% March 8, 2021: 20% March 8, 2022: 20% March 8, 2023: 20%

(b)As a condition to receiving the Award, the Employee must duly execute and deliver this Award Agreement and a joinder to the CPN Management LP Agreement (a form of which is attached as Exhibit B hereto).

2.	Change in Control; Termination of Employment.
(a)In the event of a Change in Control, the Award shall vest in full, to the extent not already then vested.
(b)On a Date of Termination that occurs due to the Employee’s death or Disability, the Award shall vest in full, to the extent not already then vested.
(c)On a Date of Termination that occurs for any reason other than as described in Section 2(b) above, the Employee shall forfeit any then unvested portion of the Award without payment therefor.
(d)Following a Change in Control, a Drag-Along Sale, a Tag-Along Sale or a Date of Termination that occurs for any reason, any portion of the Award that is not forfeited in accordance with the terms hereof shall continue to be subject to the terms and conditions of the CPN Management LP Agreement, including, without limitation, the provisions of Section 6.05 (Repurchase Rights) and all other provisions of Article VI of the CPN Management LP Agreement.
3.Award Agreement Definitions.
For purposes of this Award Agreement, the following terms shall have the meanings set forth below:
(a)“Cause” shall, if the Employee is party to an Employment Agreement that includes such term, have the meaning ascribed to such term in such Employment Agreement. If the Employee is not a party to such an Employment Agreement, “Cause” shall mean (i) the Employee’s willful failure to substantially perform the Employee’s duties (other than any such failure resulting from the Employee’s Disability); (ii) the Employee’s willful failure to carry out, or comply with, in any material respect any lawful directive of Calpine; (iii) the Employee’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Employee’s unlawful use (including being under the influence) or possession of illegal drugs on Calpine’s premises or while performing the Employee’s duties and responsibilities; (v) the Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of Calpine, or breach of fiduciary duty against Calpine; or (vi) the Employee’s material breach of this Award Agreement, the CPN Management LP Agreement or any Employment Agreement or other agreement with Calpine or CPN Management or any of their respective Affiliates (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after Calpine or CPN Management, as applicable, has provided the Employee written notice of such failure or breach (to the extent that, in the reasonable judgment of Calpine or CPN Management, as applicable, such failure or breach can be cured by the Employee).
(b)“Change in Control” shall mean (i) a change in beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of Calpine, CPN Management or Volt Parent LP, a

Delaware limited partnership (“Volt Parent”), effected through a transaction or series of transactions (including, without limitation, any merger, consolidation or other business combination, or sale of assets or equity interests) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than (A) Calpine, CPN Management, Volt Parent or any of their respective Affiliates, (B) any limited partner of Volt Parent as of March 8, 2018 or any Affiliate of any such limited partner, or (C) any employee benefit plan maintained by Calpine or any of its subsidiaries (x) directly or indirectly acquires beneficial ownership of securities of Calpine possessing more than 50% of the total combined voting power of the securities of Calpine outstanding immediately after such acquisition or (y) acquires all or substantially all of the assets of Calpine, CPN Management or Volt Parent, whether by liquidation, dissolution, merger, consolidation or sale, or (ii) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than (1) ECP, Calpine, CPN Management, Volt Parent or any of their respective Affiliates or (2) any employee benefit plan maintained by Calpine or any of its subsidiaries directly or indirectly acquires beneficial ownership from ECP of (I) more than 75% of ECP’s aggregate interest in Volt Parent as of March 8, 2018 or (II) interests in Volt Parent such that, following such acquisition, ECP (directly or indirectly) is no longer the largest holder of interests in Volt Parent; provided that, notwithstanding the foregoing, an offering of securities of Calpine or any successor entity to the general public through a registration statement filed with the Securities and Exchange Commission under the Securities Act shall not, on its own, constitute a Change in Control.
(c)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)“Date of Termination” shall mean the date on which the Employee’s employment with Calpine or any of its subsidiaries terminates for any reason.
(e)“Disability” shall, if the Employee is party to an Employment Agreement that includes such term, have the meaning ascribed to such term in such Employment Agreement, and if the Employee is not a party to such an Employment Agreement that includes such term, mean the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months, as determined by an accredited physician jointly selected by the Employee and Calpine.
(f)“Employment Agreement” shall mean a written employment agreement with Calpine or any of its subsidiaries.
(g)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(h)“Noncompete Agreement” shall mean any written agreement with Calpine or any of its subsidiaries, other than the agreement in Section 6.10(a) (“Non-Competition”) of the CPN Management LP Agreement, that restricts or prohibits the Employee from competing with the business of Calpine or any of its subsidiaries.
(i) “Noncompete Option” shall mean the option of Calpine or the applicable employing subsidiary, in its sole discretion, if the Employee is not a party to a Noncompete Agreement as of the Date of Termination, to extend the Restricted Period (as defined below) for purposes of Section 6.10(a) (“Non-Competition”) of the CPN Management LP Agreement to a date on or prior to (i) in the case of an Employee who is a Vice President or below at the Date of Termination, three (3) months following the Date of Termination, and (ii) in the case of an Employee who is a Senior Vice

President or above at the Date of Termination, six (6) months following the Date of Termination, in each case upon written notice to the Employee no later than thirty (30) days after the Date of Termination and subject to Section 5.
(j)“Noncompete Option Payment” shall mean an amount equal to (a) the Employee’s annual base salary as of the Date of Termination, multiplied by (b) a fraction, the numerator of which is equal to the number of days from the Date of Termination through the expiration date of the Restricted Period (as elected by Calpine or the applicable employing subsidiary pursuant to its Noncompete Option), and the denominator of which is 365.
(k)“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.
4.CPN Management LP Agreement Definitions. For purposes of the CPN Management LP Agreement (solely with respect to the Award being awarded hereunder), the following terms shall have the meanings set forth below:
(a) “Repurchase Price” shall mean (i) in the event of a Date of Termination that occurs due to termination by Calpine for Cause or the Employee’s purported “Transfer” in violation of the provisions of Article VI of the CPN Management LP Agreement, $0.00, and (ii) in the event of a Date of Termination that occurs for any other reason, an amount equal to the Fair Market Value of the Class B Interest subject to the Award.
(b)“Restricted Period”, for purposes of Section 6.10(b) (“Non-Solicitation”) of the CPN Management LP Agreement, shall mean the period from the Date of Grant through the first anniversary of the Date of Termination. For purposes of Section 6.10(a) (“Non-Competition”) of the CPN Management LP Agreement, “Restricted Period” shall mean (i) if the Employee is a party to a Noncompete Agreement as of the Date of Termination, the period from the Date of Grant through the date as may be set forth as the expiration date of any applicable non-competition covenant provided for in such Noncompete Agreement and (ii) if the Employee is not a party to a Noncompete Agreement as of the Date of Termination, the period from the Date of Grant through (A) in the event that Calpine or the applicable employing subsidiary does not exercise its Noncompete Option, the Date of Termination or (B) in the event that Calpine or the applicable employing subsidiary exercises its Noncompete Option, the date elected by such entity thereunder.
5.Noncompete Option Payment. If Calpine or the applicable employing subsidiary exercises its Noncompete Option, then the Employee will be entitled to a payment equal the excess of (y) the amount of the Noncompete Option Payment over (z) the amount of cash severance, if any, to which the Employee is entitled under any severance agreement with or plan or policy of Calpine or any of its subsidiaries as a result of the Employee’s termination of employment. Notwithstanding anything herein to the contrary, (i) no portion of the Noncompete Option Payment shall be paid unless, on or prior to the 30th day following the Date of Termination, the Employee timely executes a general waiver and release of claims agreement acceptable to Calpine or the applicable employing subsidiary, and such release shall not have been revoked by the Employee prior to the expiration of the period (if any) during which any portion of such release is revocable under applicable law, and (ii) as of the first date on which the Employee violates any covenant contained in Section 6.10 (“Non-Competition; Non-Solicitation; Non-Disparagement”) of the CPN Management LP Agreement, any remaining unpaid portion of the Noncompete Option Payment shall thereupon be forfeited. The Noncompete Option Payment shall be paid in equal installments during the period beginning on the Date of Termination and ending on the expiration date of the Restricted Period (as elected by Calpine or the applicable employing subsidiary pursuant to its Noncompete Option), in accordance with the normal payroll policies of the applicable employer as in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date that occurs on or after the 30th day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date.
6.Section 409A. The parties hereto acknowledge and agree that, to the extent applicable, this Award Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding anything herein to the contrary, (a) to the extent that the Noncompete Option Payment is deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury regulations), the Employee’s right to receive the Noncompete Option Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment; (b) the Noncompete Option Payment shall not be payable unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury regulations; (c) if the Employee is deemed at the time of the Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the Noncompete Option Payment (after taking into account all applicable exclusions under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Noncompete Option Payment shall not be provided to the Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” and (ii) the date of the Employee’s death; provided that, upon the earlier of such dates, any portion of the Noncompete Option Payment deferred pursuant to this Section 6 shall be paid in a lump sum to the Employee, and any remaining portion shall be provided as otherwise specified herein; and (d) the determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Employee’s separation from service shall be made by Calpine in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury regulations and any successor provision thereto).
7.Tax Consequences.
(a)Calpine and CPN Management have encouraged the Employee to review the tax consequences of the transactions contemplated by this Award Agreement and the CPN Management LP Agreement with the Employee’s own personal tax or financial advisor. The Employee understands that, subject to Section 4.07(c) of the CPN Management LP Agreement, he or she, and not Calpine, CPN Management or any of their respective Affiliates, will be responsible for the Employee’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement and the CPN Management LP Agreement.
(b)The Employee acknowledges that nothing in this Award Agreement or CPN Management LP Agreement constitutes tax advice.
8.Profits Interest. The Class B Interest awarded pursuant to this Award Agreement is intended to be treated as a “profits interest” for U.S. federal income tax purposes.

9.Securities Laws. The Employee and CPN Management acknowledge that the Class B Interest has been awarded and issued in reliance on applicable exemptions from registration, including without limitation Section 4(a)(2) of the Securities Act and/or the provisions of Regulation D and/or Rule 701 promulgated by the Securities and Exchange Commission, and upon an exemption from registration under any applicable state “blue sky” laws.
10.Conflicts. Except to the extent explicitly provided herein, if this Award Agreement contains any provision that conflicts with the CPN Management LP Agreement, the applicable provision of the CPN Management LP shall prevail and control and the conflicting provision of this Award Agreement (and only such provision) shall be of no force or effect.
* * * * *

CPN MANAGEMENT, LP

By: Volt Parent GP, LLC, its general partner

By:__________________________
Name:
Title:

[2018 Award Agreement between CPN Management, LP and the Employee]

THE EMPLOYEE

__________________________________________

[2018 Award Agreement between CPN Management, LP and the Employee]

Exhibit A
CPN Management, LP Amended and Restated Limited Partnership Agreement

A-1

Exhibit B
Form of Joinder to the CPN Management, LP Amended and Restated Limited Partnership Agreement
[See Attached]

B-1

EXHIBIT B
FORM OF RELEASE AGREEMENT
THIS RELEASE AGREEMENT (the “Release”) is made as of this ____ day of    , ____, by and between    (“Executive”) and Calpine Corporation (the “Company”).

1.
FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company dated as of August 29, 2018, (the “Employment Agreement”), Executive, for himself and his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date of the Release including, but not limited to (a) any such Claims relating in any way to Executive’s employment relationship with the Company or any of the Releasees, and (b) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended, (ii) the termination of Executive’s employment relationship with the Company or any of the Releasees; (iii) arising under or relating to the Employment Agreement; (iv) relating to wrongful employment termination; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (A) any rights Executive may have, from and after the date the Release is executed, under Section 8 of the Employment Agreement; (B) any rights to indemnification or advancement that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or under any policy or agreement (and, without limiting the foregoing, any and all rights under Section 2(c) of the Restrictive Covenant Agreement and Section 15(c) of the Employment Agreement); (C) any rights Executive may have to benefits under employee benefit plans or incentive compensation plans of the Company in accordance with their terms; (D) Executive’s ability to bring appropriate proceedings to enforce the Release; (E) any rights under the provisions of the Employment Agreement referred to therein which in accordance with their terms continue in effect or otherwise apply after the date hereof (including without limitation rights under the gross-up provisions of the Employment Agreement); or (F) any Claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.
Notwithstanding anything herein or in any other agreement with or policy of the Company to which Executive was or is subject, nothing herein or therein shall (A) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require Executive to comply with any notification or prior approval requirement with respect to any reporting described in clause (A); provided, however, that Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

2.
Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.
Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least [twenty‑one (21)] [forty-five (45)] calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke
Executive’s consent and may do so by writing to:     . The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4.
It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

CALPINE CORPORATION	EXECUTIVE